As filed with the Securities and Exchange Commission on June 24, 2011.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bancolombia S.A.
(Exact name of registrant as specified in its charter)

Republic of Colombia	Not Applicable	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Translation of Registrant’s name into English)	(IRS Employer Identification Number)

Carrera 48 #26-85, Avenida Los Industriales
Medellín, Colombia
Telephone: +(574) 404-1837
(Address and telephone number of registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
Telephone: (302) 738-6680
(Name, address and telephone number of agent for service)

Please send copies of all communications to:

Robert S. Risoleo, Esq.
Sullivan & Cromwell LLP
1701 Pennsylvania Avenue, N.W.
Washington, D.C. 20006
Telephone: 202-956-7500
Facsimile: 202-293-6330

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price per Unit	Offering Price(1)	Fee
4.250% Senior Notes due 2016	$520,000,000	100%	$520,000,000	$60,372
5.950% Senior Notes due 2021	$1,000,000,000	100%	$1,000,000,000	$116,100

(1)	The securities being registered are offered (i) in exchange for 4.250% Senior Notes due 2016 and 5.950% Senior Notes due 2021 previously sold in transactions exempt from registration under the Securities Act of 1933, and (ii) upon certain resales of the notes by broker-dealers. The registration fee has been computed based on the face value of the notes solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(r) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 24, 2011

Prospectus

Bancolombia S.A.

Offer to Exchange

US$520,000,000 of 4.250% Senior Notes Due 2016

US$1,000,000,000 of 5.950% Senior Notes Due 2021

For Any and All Outstanding

4.250% Senior Notes Due 2016

5.950% Senior Notes Due 2021

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON          , 2011, UNLESS
EXTENDED BY US

The terms of the new 4.250% Senior Notes Due 2016 and the new 5.950% Senior Notes Due 2021 (collectively referred to as the “New Notes”) are substantially identical to the terms of the old 4.250% Senior Notes Due 2016 and the old 5.950% Senior Notes Due 2021 (collectively referred to as the “Old Notes”), except that the New Notes are registered under the Securities Act of 1933 (the “Securities Act”), and the transfer restrictions, registration rights and additional interest provisions currently applicable to the Old Notes do not apply to the New Notes.

We expect to list the New Notes on the New York Stock Exchange (“NYSE”). Currently, there is no public market for the notes.

Broker-dealers who receive New Notes pursuant to the exchange offer acknowledge that they will deliver a prospectus in connection with any resale of such New Notes. Broker-dealers who acquired Old Notes as a result of market-making or other trading activities may use this prospectus, as supplemented or amended, in connection with resales of the new notes.

See “Risk Factors” on page 8 for a discussion of factors you should consider before tendering your Old Notes for New Notes.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS CONSIDERED ESSENTIAL IN ORDER TO ALLOW AN ADEQUATE EVALUATION OF THE INVESTMENT BY POTENTIAL INVESTORS. THE NOTES HAVE BEEN AUTOMATICALLY REGISTERED IN THE REGISTRO NACIONAL DE VALORES Y EMISORES (THE COLOMBIAN NATIONAL REGISTRY OF SECURITIES AND ISSUERS). SUCH REGISTRATION DOES NOT CONSTITUTE AN OPINION OF THE SUPERINTENDENCIA FINANCIERA DE COLOMBIA (THE COLOMBIAN SUPERINTENDENCY OF FINANCE) WITH RESPECT TO APPROVAL OF THE QUALITY OF THE NOTES OR OUR SOLVENCY. THE NOTES MAY NOT BE PUBLICLY OFFERED OR SOLD IN THE REPUBLIC OF COLOMBIA.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2011

You should rely only on the information contained in this prospectus or information contained in documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is an offer to exchange only the 4.250% Senior Notes due 2016 and the 5.950% Senior Notes due 2021 offered by this prospectus and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date.

WHERE YOU CAN FIND MORE INFORMATION	1
CAUTIONARY STATEMENT REGARDING PROJECTIONS AND OTHER INFORMATION ABOUT FUTURE EVENTS	2
ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS	3
FURTHER APPROVALS	3
PROSPECTUS SUMMARY	4
RISK FACTORS	8
USE OF PROCEEDS	8
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	9
THE EXCHANGE OFFER	10
DESCRIPTION OF THE NOTES	18
LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE	28
CERTAIN COLOMBIAN INCOME TAX CONSIDERATIONS	33
UNITED STATES TAXATION	34
PLAN OF DISTRIBUTION	38
VALIDITY OF THE NEW NOTES	39
EXPERTS	39
EX-4.1
EX-4.2
EX-4.3
EX-4.4
EX-5.1
EX-5.2
EX-8.1
EX-8.2
EX-12.1
EX-23.1
EX-25.1
EX-99.1
EX-99.2
EX-99.3
EX-99.4
EX-99.5

i

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form F-4 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will be incorporated by reference into this prospectus and will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

We incorporate by reference into this prospectus the following documents or information filed by us with the SEC:

(1)	Annual Report on Form 20-F for the fiscal year ended December 31, 2010, filed on April 28, 2011 (the “Annual Report”); and

(2)	Report on Form 6-K, dated and filed on April 29, 2011.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus.

You may request a copy of these filings by writing or telephoning us at our principal executive offices at the following address:

Bancolombia S.A.
Carrera 48 # 26-85, Avenida Los Industriales
Medellín, Colombia
Attention: General Secretary
Telephone Number: (574) 404-1837

In order to ensure timely delivery of the requested documents, requests should be made no later than          , 2011. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date, as extended.

CAUTIONARY STATEMENT REGARDING PROJECTIONS AND OTHER INFORMATION
ABOUT FUTURE EVENTS

This prospectus and the documents incorporated in this prospectus by reference contain statements which may constitute “forward-looking statements.” These forward-looking statements are not based on historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside the Bank’s control. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “target,” “forecast,” “guideline,” “should,” “project” and similar words and expressions are intended to identify forward-looking statements. It is possible that the Bank’s actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

Information regarding important factors that could cause actual results to differ, perhaps materially, from those in the Bank’s forward-looking statements appear in a number of places in this prospectus and the documents incorporated in this prospectus by reference, and include, but are not limited to:

•	changes in general economic, business, political, social, fiscal or other conditions in Colombia or in any of the other countries where the Bank operates;

•	changes in capital markets or in markets in general that may affect policies or attitudes towards lending;

•	unanticipated increases in the Bank’s financing and other costs or the inability to obtain additional debt or equity financing on attractive terms;

•	inflation, changes in foreign exchange rates and/or interest rates;

•	sovereign risks;

•	liquidity risks;

•	increases in defaults by our borrowers and other loan delinquencies;

•	lack of acceptance of new products or services by the Bank’s targeted customers;

•	competition in the banking, financial services, credit card services, insurance, asset management, remittances, businesses and other industries in which the Bank operates;

•	adverse determination of legal or regulatory disputes or proceedings;

•	changes in official regulations and the Colombian government’s banking policy as well as changes in laws, regulations or policies in the jurisdictions in which the Bank does business;

•	regulatory issues relating to acquisitions; and

•	changes in business strategy.

Forward-looking statements speak only as of the date they were made, and the Bank does not intend, and does not assume any obligation to update these forward-looking statements in light of new information or future events arising after the date of this prospectus.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

We are a Colombian company, a majority of our directors and management and certain of the experts named in this offering memorandum are residents of Colombia, and a substantial portion of their respective assets are located in Colombia.

We have been advised by Gómez-Pinzón Zuleta Abogados S.A., that Colombian courts determine whether to enforce a U.S. judgment predicated on the U.S. securities laws through a procedural system known under Colombian law as exequatur. Colombian courts will enforce a foreign judgment, without reconsideration of the merits, only if the judgment satisfies the requirements of Articles 693 and 694 of Colombia’s Código de Procedimiento Civil (Code of Civil Procedure), which provide that the foreign judgment will be enforced if:

•	a treaty exists between Colombia and the country where the judgment was granted or there is reciprocity in the recognition of foreign judgments between the courts of the relevant jurisdiction and the courts of Colombia;

•	the foreign judgment does not relate to “in rem rights” vested in assets that were located in Colombia at the time the suit was filed and does not contravene or conflict with Colombian laws relating to public order other than those governing judicial procedures;

•	the foreign judgment, in accordance with the laws of the country where it was rendered, is final and is not subject to appeal and a duly certified and authenticated copy of the judgment has been presented to a competent court in Colombia;

•	the foreign judgment does not refer to any matter upon which Colombian courts have exclusive jurisdiction;

•	no proceeding is pending in Colombia with respect to the same cause of action, and no final judgment has been awarded in any proceeding in Colombia on the same subject matter and between the same parties; and

•	in the proceeding commenced in the foreign court that issued the judgment, the defendant was served in accordance with the law of such jurisdiction and in a manner reasonably designed to give the defendant an opportunity to defend against the action.

The United States and Colombia do not have a bilateral treaty providing for automatic reciprocal recognition and enforcement of judgments in civil and commercial matters. The Colombian Supreme Court has generally accepted that reciprocity exists when it has been proven that either a U.S. court has enforced a Colombian judgment or that a U.S. court would enforce a foreign judgment, including a judgment issued by a Colombian court. However, such enforceability decisions are considered by Colombian courts on a case-by-case basis.

FURTHER APPROVALS

Other than registration under the Securities Act and the disclosure of material information (Información Relevante) by Bancolombia S.A., under Decree 2555 of 2010, as amended, required to be filed immediately upon closing of the exchange offer, no additional regulatory approvals must be obtained in connection with the exchange offer. However, as a financial institution incorporated under the laws of Colombia, Bancolombia S.A. remains subject to the ongoing supervision of various Colombian agencies vested with the authority to regulate the financial system, including the Board of Directors of the Central Bank, the Ministry of Finance, the Superintendency of Finance, the Superintendency of Industry and Commerce and the Self-Regulatory Organization (Autoregulador del Mercado de Valores).

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before participating in this exchange offer. You should read carefully the entire prospectus, the accompanying letter of transmittal and the documents incorporated by reference.

Bancolombia S.A.

We are Colombia’s leading financial institution, providing a wide range of financial products and services to a diversified individual and corporate customer base throughout Colombia as well as in other jurisdictions such as Panama, El Salvador, Puerto Rico, the Cayman Islands, Peru, Brazil, the United States and Spain. Our headquarters are located at Carrera 48 # 26-85, Avenida Los Industriales, Medellín, Colombia, and our telephone number is +(574) 404-1837. Our agent for service of process in the United States is Puglisi & Associates, presently located at 850 Library Avenue, Suite 204, Newark, Delaware 19711. Our web address is www.grupobancolombia.com; however, the information found on our website is not part of this prospectus.

The Exchange Offer

The Exchange Offer	Bancolombia is offering to exchange up to US$520,000,000 principal amount of 4.250% Senior Notes which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all US$520,000,000 principal amount of 4.250% Senior Notes due 2016 that were issued on January 12, 2011 in a private exchange offer.

Bancolombia is offering to exchange up to US$1,000,000,000 principal amount of 5.950% Senior Notes which have been registered under the Securities Act for any and all US$1,000,000,000 principal amount of 5.950% Senior Notes due 2021 that were issued on June 3, 2011 in a private exchange offer.

The 4.250% Senior Notes due 2016 that were issued on January 12, 2011 and the 5.590% Senior Notes due 2021 that were issued on June 3, 2011 are collectively referred to as the “Old Notes.”

The 4.250% Senior Notes due 2016 and the 5.950% Senior Notes due 2021 which have been registered under the Securities Act are collectively referred to as the “New Notes.”

Under the terms of the exchange offer, Bancolombia is offering to exchange the Old Notes of either series for New Notes of the corresponding series evidencing the same indebtedness and with substantially identical terms, except that the New Notes are registered under the Securities Act, and the transfer restrictions, registration rights and additional interest provisions currently applicable to the Old Notes do not apply to the New Notes.

You may tender the Old Notes only in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. You should read the discussion under the heading “The Exchange Offer” below for further information about the exchange offer and resale of the New Notes.

Bancolombia has filed a registration statement to register the New Notes under the Securities Act. Bancolombia will not accept for exchange any Old Notes until the registration statement has become effective under the Securities Act.

Expiration Date	5:00 p.m., New York City time, on , 2011, unless Bancolombia extends the exchange offer.

Resale of New Notes	Based on interpretive letters of the SEC staff to third parties, Bancolombia believes that you may resell and transfer the New Notes issued pursuant to the exchange offer in exchange for the Old Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

• are not a broker-dealer that acquired the Old Notes from Bancolombia or in market-making transactions or other trading activities;

• acquire the New Notes in the ordinary course of your business;

• do not have an arrangement or understanding with any person to participate in the distribution of the New Notes; and

• are not Bancolombia’s affiliate as defined in Rule 405 under the Securities Act.

If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

Broker-dealers that acquired the Old Notes directly from Bancolombia, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer in exchange for Old Notes that it acquired as a result of market-making or other trading activities must comply with its prospectus delivery obligations in connection with any resale of the New Notes.

Consequences if You Do Not Exchange Your Old Notes	Old Notes that are not tendered in the exchange offer or are not accepted for exchange will remain outstanding and continue to bear legends restricting their transfer. You will not be able to offer or sell the Old Notes unless:

• an exemption from the requirements of the Securities Act is available to you; or

• you sell the Old Notes outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act.

The liquidity of the market for Old Notes could be adversely affected by the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain conditions, which Bancolombia may waive, as described below under “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, the following must be delivered to the exchange agent:

• an agent’s message from The Depository Trust Company, which we refer to as DTC, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

• your Old Notes by timely confirmation of book-entry transfer through DTC; and

• all other documents required by the letter of transmittal.

These actions must be completed before the expiration of the exchange offer.

You must comply with DTC’s standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.

Guaranteed Delivery Procedures for Tendering Old Notes	If you cannot meet the expiration deadline, deliver any necessary documentation or comply with the applicable procedures under DTC standard operating procedures for electronic tenders in a timely fashion, you may tender your Old Notes according to the guaranteed delivery procedures set forth under “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw your tender of Old Notes any time before the exchange offer expires.

Tax Consequences	The exchange pursuant to the exchange offer generally should not be a taxable event for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Use of Proceeds	Bancolombia will not receive any proceeds from the exchange or the issuance of New Notes in connection with the exchange offer.

Exchange Agent	is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under “The Exchange Offer — Exchange Agent.”

The New Notes

Issuer	The New Notes will be the obligations of Bancolombia, S.A.

The New Notes	US$520,000,000 of 4.250% Senior Notes due 2016 (the “New 2016 Notes”).

US$1,000,000,000 of 5.950% Senior Notes due 2021 (the “New 2021 Notes”).

The New 2016 Notes and the New 2021 Notes are collectively referred to as the “New Notes.”

The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that:

• the New Notes will be registered under the Securities Act and will therefore not bear legends restricting their transfer; and

• the New Notes will not contain provisions for payment of additional interest in case of non-registration.

The Indenture, dated January 12, 2011, between Bancolombia and The Bank of New York Mellon, as trustee relating to the 2016 Notes (the “2016 Indenture”), will govern both the Old 2016 Notes and the New 2016 Notes. You should read the discussion under the heading “Description of the New Notes” below for further information about the New Notes.

The Indenture, dated June 3, 2011, between Bancolombia and The Bank of New York Mellon, as trustee, relating to the 2021 Notes (the “2021 Indenture”), will govern both the Old 2021 Notes and the New 2021 Notes. You should read the discussion under the heading “Description of the New Notes” below for further information about the New Notes.

Listing	We have applied to list the notes on the New York Stock Exchange. Currently, there is no public market for the notes.

Trustee	The Bank of New York Mellon

RISK FACTORS

Before tendering Old Notes in the exchange offer, you should consider carefully each of the following risk factors, as well as the risk factors set forth in Item 3D of Part I of Bancolombia’s Annual Report on Form 20-F, filed on April 28, 2011 (see “Where You Can Find More Information” in this prospectus).

If you fail to exchange the Old Notes, they will remain subject to transfer restrictions.

Any Old Notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of Old Notes will not have any further rights to have their Old Notes exchanged for New Notes registered under the Securities Act. The liquidity of the market for Old Notes that are not exchanged could be adversely affected by this exchange offer and you may be unable to sell your Old Notes.

Late deliveries of Old Notes and other required documents could prevent a holder from exchanging its Old Notes.

Holders are responsible for complying with all exchange offer procedures. The issuance of New Notes in exchange for Old Notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of Old Notes who wish to exchange them for New Notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedure.

If you are a broker-dealer, your ability to transfer the New Notes may be restricted.

A broker-dealer that purchased Old Notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the New Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their New Notes.

The New Notes are a new issue of securities for which there is currently no public market and you may be unable to sell your New Notes if a trading market for the New Notes does not develop.

We cannot assure you that an active trading market for the New Notes will develop or, if a market develops, as to the liquidity of the market. The liquidity of any market for the New Notes will depend on the number of holders of the New Notes, the interest of securities dealers in making a market in the New Notes and other factors. If an active trading market does not develop, the market price and liquidity of the New Notes may be adversely affected. If the New Notes are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects and other factors.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the New Notes, we will receive Old Notes from you in the same principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any change in our indebtedness.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratios of earnings to fixed charges of Bancolombia and its consolidated subsidiaries for the periods indicated.

Ratio of Earnings to Fixed Charges

Our ratios of earnings to fixed charges for the five years ended December 31, 2010, and the three months ended March 31, 2010 and March 31, 2011, using financial information calculated in accordance with the generally accepted accounting principles in Colombia (“Colombian GAAP”) and adjusted to reflect the generally accepted accounting principles in the United States (“U.S. GAAP”), were:

	Year Ended December 31,					March 31,	March 31,
	2006	2007	2008	2009	2010	2010	2011

Ratios in accordance with Colombian GAAP(1)
Excluding interest on deposits	2.90	3.13	3.06	3.30	4.79	4.81	3.91
Including interest on deposits	1.75	1.73	1.65	1.66	2.25	2.19	2.16
Ratios in accordance with U.S. GAAP
Excluding interest on deposits	3.56	3.50	2.19	2.70	3.17	N/A	N/A
Including interest on deposits	1.98	1.81	1.40	1.56	1.98	N/A	N/A

(1)	For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of income before minority interest and income taxes. Fixed charges consist of total interest expense.

THE EXCHANGE OFFER

The following is a summary of the registration rights agreements and letter of transmittal. The registration rights agreements and the letter of transmittal contain the full legal text of the matters described in this section, and each is filed as an exhibit to the registration statement of which this prospectus is a part. You should refer to these documents for more information.

Purpose and Effect of Exchange Offer; Registration Rights

We are offering to exchange our 4.250% Senior Notes due 2016 which have been registered under the Securities Act, which we refer to as the “New 2016 Notes”, for our outstanding 4.250% Senior Notes due 2016 which have not been so registered and which we refer to as the “Old 2016 Notes”. We are offering to exchange our 5.950% Senior Notes due 2021 which have been registered under the Securities Act, which we refer to as the “New 2021 Notes”, for our outstanding 5.950% Senior Notes due 2021, which have not been so registered and which we refer to as the “Old 2021 Notes”.

We refer to the Old 2016 Notes and the Old 2021 Notes, collectively, as the “Old Notes.” We refer to the New 2016 Notes and the New 2021 Notes, collectively, as the “New Notes.” We refer to this exchange offer as “the exchange offer.”

We will not accept for exchange any Old Notes until the registration statement registering the New Notes has become effective under the Securities Act.

The Old 2016 Notes were purchased by J.P. Morgan Securities LLC (“J.P. Morgan”), on January 12, 2011, and the Old 2021 Notes were purchased by J.P. Morgan, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), and Citigroup Global Markets, Inc. (“Citigroup”) on June 3, 2011 for resale to qualified institutional buyers in compliance with Rule 144A under the Securities Act and outside of the United States to non-U.S. persons in compliance with Regulation S under the Securities Act. We refer to J.P. Morgan, Merrill Lynch, and Citigroup as the “initial purchasers.” In connection with the sale of the Old 2016 Notes, we and J.P. Morgan entered into a Registration Rights Agreement, dated January 12, 2011 (the “2016 Registration Rights Agreement”). In connection with the sale of the Old 2021 Notes, we and the initial purchasers entered into a Registration Rights Agreement, dated June 3, 2011 (the “2021 Registration Rights Agreement”). The 2016 Registration Rights Agreement and the 2021 Registration Rights Agreement are collectively referred to as the “Registration Rights Agreements.” The Registration Rights Agreements require us, among other things,

•	to file with the SEC an exchange offer registration statement under the Securities Act with respect to New Notes identical in all material respects to the Old Notes (except the New Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreements), to use commercially reasonable efforts to cause this registration statement to be declared effective under the Securities Act and to make an exchange offer for the Old Notes as discussed below, or

•	in very limited circumstances to register the Old Notes on a shelf registration statement under the Securities Act.

We are obligated, upon the effectiveness of the exchange offer registration statement referred to above, to offer the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes which will be issued without a restrictive legend and may be reoffered and resold by the holder generally without restrictions or limitations under the Securities Act. The exchange offer is being made pursuant to the Registration Rights Agreements to satisfy our obligations under that agreement.

The Old Notes and the Registration Rights Agreements provide, among other things, that if we default in our obligations to take certain steps to make the exchange offer within the time periods specified in the Registration Rights Agreements, the interest rate on the Old Notes will initially increase by 0.25% per annum for the first 90-day period, and by an additional 0.25% per annum for each subsequent 90-day period in which the default continues; provided that in no event shall the interest rate on the Old Notes increase by more than 1.00% per annum in the aggregate.

Terms of the Exchange Offer

For each of the Old Notes properly surrendered and not withdrawn before the expiration date of the exchange offer or as otherwise described in the section “— Withdrawal of Tenders” below, a New Note having a principal amount equal to that of the surrendered Old Note will be issued.

The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that:

•	the New Notes will be registered under the Securities Act and, therefore, the global securities representing the New Notes will not bear legends restricting the transfer of interests in the New Notes; and

•	the New Notes will not contain provisions for payment of additional interest in case of non-registration.

You may tender Old Notes only in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

The New Notes will evidence the same indebtedness as the Old Notes they replace, and will be issued under, and be entitled to the benefits of, the same Indenture that authorized the issuance of the Old Notes. As a result, the Old Notes and the respective replacement New Notes will be treated as a single series of notes under the Indenture.

No interest will be paid in connection with the exchange. The New Notes will bear interest from and including the last interest payment date on which interest has been paid on the Old Notes. Accordingly, the holders of Old Notes that are accepted for exchange will not receive accrued but unpaid interest on Old Notes at the time of tender. Rather, that interest will be payable on the New Notes delivered in exchange for the Old Notes on the first interest payment date after the expiration date.

Under existing SEC interpretations, the New Notes would generally be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving the New Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like this one. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, the SEC might not treat it in the same way it has treated other exchange offers in the past. You will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met in order to receive freely transferable New Notes:

•	you must not be a broker-dealer that acquired the Old Notes from us or in market-making transactions or other trading activities;

•	you must acquire the New Notes in the ordinary course of your business;

•	you must have no arrangements or understandings with any person to participate in the distribution of the New Notes within the meaning of the Securities Act; and

•	you must not be an affiliate of ours, as defined under Rule 405 of the Securities Act.

If you wish to exchange Old Notes for New Notes in the exchange offer you must represent to us that you satisfy all of the above listed conditions. If you do not satisfy all of the above listed conditions:

•	you cannot rely on the position of the staff of the SEC set forth in the no-action letters Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available April 13, 1988), or interpreted in the SEC interpretative letter to Shearman & Sterling (available July 2, 1993), or similar no-action or interpretative letters; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

The SEC considers broker-dealers that acquired Old Notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the New Notes if they participate in the exchange offer. Consequently, these broker-dealers may not rely on the position of the SEC staff set out in the no-

action letters referred to above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

A broker-dealer that has acquired Old Notes as a result of market-making or other trading activities must comply with the prospectus delivery requirements of the Securities Act in order to resell any New Notes it receives for its own account in the exchange offer. The SEC has taken the position that broker-dealers may use this prospectus to fulfill their prospectus delivery requirements with respect to the New Notes. We have agreed in the Registration Rights Agreements to amend or supplement this prospectus for a period of up to 180 days after the date of expiration of this exchange offer.

Unless you are required to do so because you are a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of New Notes. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Expiration Date; Extensions; Amendments

The expiration date for the exchange offer is 5:00 p.m., New York City time, on          , 2011. We may extend this expiration date in our sole discretion, and we will extend the expiration date to the extent required by Rule 13e-4 under the Exchange Act. If we so extend the expiration date, the term “expiration date” shall mean the latest date and time to which we extend the exchange offer.

We reserve the right, in our sole discretion:

•	to, prior to the expiration date, delay accepting any Old Notes;

•	to extend the exchange offer;

•	to terminate the exchange offer if, in our sole judgment, any of the conditions described below under “— Conditions to the Exchange Offer” shall not have been satisfied; or

•	to amend the terms of the exchange offer in any way we determine.

We will give written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of Old Notes. If we amend the exchange offer in a manner that constitutes a material change, or if we waive a material condition, or if a material change occurs in any other information included or incorporated by reference in this prospectus prior to the expiration date, we will promptly disclose the amendment, waiver or material change in a manner reasonably calculated to inform the holders of Old Notes of the amendment, waiver or material change, and extend the offer to the extent required by Rule 13e-4 under the Exchange Act.

We intend to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer through a timely release to a financial news service.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or to exchange New Notes for, any Old Notes, and we may terminate the exchange offer as provided in this prospectus before the expiration date, if:

•	any law, rule or regulation shall have been proposed, adopted or enacted, or interpreted in a manner, which, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

•	any action or proceeding is instituted or threatened in any court or by the SEC or any other governmental agency with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

•	we have not obtained any governmental approval which we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated by this prospectus;

•	any change, or any condition, event or development involving a prospective change, shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or elsewhere that, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

•	any other change or development, including a prospective change or development, that, in our reasonable judgment, has or may have a material adverse effect on us, the market price of the New Notes or the Old Notes or the value of the exchange offer to us; or

•	there shall have occurred (i) any suspension or limitation of trading in securities generally on the New York Stock Exchange or the over-the-counter market; (ii) a declaration of a banking moratorium by United States Federal or New York authorities; or (iii) a commencement or escalation of a war or armed hostilities involving or relating to a country where we do business or other international or national emergency or crisis directly or indirectly involving the United States.

The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time and from time to time. A failure on our part to exercise any of the above rights shall not constitute a waiver of that right, and that right shall be considered an ongoing right which we may assert at any time and from time to time.

If we determine in our reasonable judgment that any of the events listed above has occurred, we may, subject to applicable law:

•	refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders;

•	extend the exchange offer and retain all Old Notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these Old Notes; or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered Old Notes which have not been withdrawn.

Any determination by us concerning the above events will be final and binding.

In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for any Old Notes that remain outstanding subsequent to the expiration date; and

•	purchase Old Notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

Procedures For Tendering

Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the Old Notes may tender Old Notes in the exchange offer. To tender Old Notes in the exchange offer:

•	you must instruct DTC and a DTC participant by completing the form “Instruction to Registered Holder from Beneficial Owner” accompanying this prospectus of your intention whether or not you wish to tender your Old Notes for New Notes; or

•	you must comply with the guaranteed delivery procedures described below; and

•	DTC participants in turn need to follow the procedures for book-entry transfer as set forth below under “— Book-Entry Transfer” and in the letter of transmittal.

By tendering, you will make the representations described below under “— Representations on Tendering Old Notes.” In addition, each participating broker-dealer must acknowledge that it will comply with the prospectus delivery obligations under the Securities Act in connection with any resale of the New Notes. See “Plan of Distribution.” The tender by a holder of Old Notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Old Notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “— Book-Entry Transfer,” to the exchange agent is at the election and risk of the tendering holder of Old Notes. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration of the exchange offer. No letter of transmittal or Old Notes should be sent to us or DTC. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

Signatures on a letter of transmittal or a notice of withdrawal, as described in “— Withdrawal of Tenders” below, must be guaranteed by a member of the New York Stock Exchange Medallion Signature Program or an “eligible guarantor institution,” within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to together as eligible institutions, unless the Old Notes are tendered for the account of an eligible institution.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Old Notes. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Old Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of Old Notes within a period we determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Old Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of Old Notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any Old Notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Old Notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s DTC account in accordance with DTC’s electronic Automated Tender Offer Program procedures for such transfer. The exchange of New Notes for tendered Old Notes will only be made after timely:

•	confirmation of book-entry transfer of the Old Notes into the exchange agent’s account; and

•	receipt by the exchange agent of an executed and properly completed letter of transmittal or an “agent’s message” and all other required documents specified in the letter of transmittal.

The confirmation, letter of transmittal or agent’s message and any other required documents must be received at the exchange agent’s address listed below under “— Exchange Agent” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures.

As indicated above, delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering Old Notes stating:

•	the aggregate principal amount of Old Notes which have been tendered by the participant;

•	that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

•	that we may enforce such agreement against the participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described below under “Representations on Tendering Old Notes” are true and correct.

Guaranteed Delivery Procedures

The following guaranteed delivery procedures are intended for holders who wish to tender their Old Notes but:

•	the holders cannot deliver the letter of transmittal or any required documents specified in the letter of transmittal before the expiration date of the exchange offer; or

•	the holders cannot complete the procedure under DTC’s standard operating procedures for electronic tenders before expiration of the exchange offer.

The conditions that must be met to tender Old Notes through the guaranteed delivery procedures are as follows:

•	the tender must be made through an eligible institution;

•	before expiration of the exchange offer, the exchange agent must receive from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message in lieu of notice of guaranteed delivery:

•	setting forth the name and number of the account at DTC and the principal amount of Old Notes tendered;

•	stating that the tender is being made by guaranteed delivery;

•	guaranteeing that, within three business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, or an agent’s message and a confirmation of a book-entry transfer of the Old Notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent must receive the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal or an agent’s message in the case of a book-entry transfer, as well as a confirmation of book-entry transfer of the Old Notes into the exchange agent’s account, and any other documents required by the letter of transmittal, within three business days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

Representations on Tendering Old Notes

By surrendering Old Notes in the exchange offer, you will be representing that, among other things:

•	you are acquiring the New Notes issued in the exchange offer in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the New Notes issued to you in the exchange offer;

•	you are not an affiliate, as defined in Rule 405 under the Securities Act, of Bancolombia;

•	you have full power and authority to tender, exchange, assign and transfer the Old Notes tendered;

•	we will acquire good, marketable and unencumbered title to the Old Notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, or other obligations relating to their sale or transfer, and not subject to any adverse claim, when the Old Notes are accepted by us; and

•	you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the New Notes, you have not entered into any arrangement or understanding with Bancolombia or any of our affiliates to distribute the New Notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes, and you cannot rely on the position of the SEC’s staff in their no-action letters.

If you are a broker-dealer and you will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal states that, by complying with their obligations, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See also “Plan of Distribution.”

Withdrawal of Tenders

Your tender of Old Notes pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for such withdrawal notices, and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no New Notes will be issued with respect to them unless the Old Notes so withdrawn are validly re-tendered. Any Old Notes which have been tendered, but which are not accepted for exchange, will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Notes may be re-tendered by following the procedures described above under “— Procedures For Tendering” at any time prior to the expiration date.

Exchange Agent

We have appointed                                     as exchange agent in connection with the exchange offer. Holders should direct questions, requests for assistance and for additional copies of this prospectus, the letter of transmittal or notices of guaranteed delivery to the exchange agent addressed as follows:

By Mail, Hand Delivery or Overnight Courier: [COMPANY NAME] [ADDRESS] [CITY, STATE ZIP] [Attention: NAME] [Telephone: (•••) •••-••••]	By Facsimile Transmission: [(•••) •••-••••] Attention: [NAME] Confirm by telephone: [(•••) •••-••••]

Delivery of a letter of transmittal to any address or facsimile number other than the one set forth above will not constitute a valid delivery.

Fees and Expenses

We will bear the expense of soliciting tenders. We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its related reasonable out-of-pocket expenses.

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the exchange offer, then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Properly Tender Old Notes in the Exchange

We will issue the New Notes in exchange for Old Notes under the exchange offer only after timely receipt by the exchange agent of the Old Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act.

Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining Old Notes. Remaining Old Notes will continue to be subject to the following restrictions on transfer:

•	holders may resell Old Notes only if an exemption from registration is available or, outside the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and

•	the remaining Old Notes will bear a legend restricting transfer in the absence of registration or an exemption.

To the extent that Old Notes are tendered and accepted in connection with the exchange offer, the liquidity of the market for remaining Old Notes could be adversely affected.

DESCRIPTION OF THE NOTES

We have summarized below certain terms of the New Notes. You can find definitions of certain terms used in this description under the heading “— Certain Definitions.” This summary is not complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indentures. You should refer to the Indenture, dated January 12, 2011 for the 4.250% Senior Notes (the “2016 Indenture”) and to the Indenture, dated June 3, 2011 for the 5.950% Senior Notes (the “2021 Indenture”), between us and The Bank of New York Mellon, as trustee (the “Trustee”). We refer to the 2016 Indenture and the 2021 Indenture, collectively, as the “Indentures.” References herein to the “Indentures” are to those Indentures, as so supplemented. The Bank of New York Mellon acts as Trustee under the Indentures. We urge you to read the Indentures in their entirety because they, and not this description, define your rights as holders of the New Notes. The terms of the notes include those set forth in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act. The Indentures are filed as exhibits to the registration statement of which this prospectus is a part and you can obtain a copy of the Indentures as described under “Where You Can Find More Information.” The New Notes are being issued by the Bank as 4.250% Senior Notes due 2016 or 5.950% Senior Notes due 2021 under the Indentures.

As used below in this “Description of the Notes” section, the “Bank” means Bancolombia S.A., a sociedad anónima organized and existing under the laws of Colombia, and its successors, but not any of its subsidiaries. The notes are not treated under the banking laws and regulations of Colombia as bank deposits, and the Holders are not required to open accounts with the Bank. Holders will not have recourse to deposit insurance or any other protections afforded to depositors in financial institutions under the laws of any jurisdiction.

All references to “notes” below in this section include the New Notes and the Old Notes that are not exchanged for New Notes in the exchange offer, except the Old Notes will continue to be subject to certain transfer restrictions as described under “Risk Factors — If you fail to exchange the Old Notes, they will remain subject to transfer restrictions.” The New 2016 Notes and the Old 2016 Notes that are not exchanged constitute a single series of 2016 notes under the 2016 Indenture. The New 2021 Notes and the Old 2021 Notes that are not exchanged constitute a single series of notes under the 2021 Indenture.

The New Notes will be issued in fully registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof and will be represented by one or more global securities registered in the name of The Depository Trust Company (“DTC”) or its nominee.

Principal, Maturity and Interest

The 2016 notes will mature on January 12, 2016. The 2016 notes will bear interest at an annual rate of 4.250%, payable semi-annually on January 12 and July 12 of each year (each, an “interest payment date”), commencing on July 12, 2011, to Holders of record at the close of business on December 28 or June 28, as the case may be, immediately preceding the relevant interest payment date. Interest on the 2016 notes will be computed on the basis of a 360-day year of twelve 30-day months.

The 2021 notes will mature on June 3, 2021. The 2021 notes will bear interest at an annual rate of 5.950%, payable semi-annually on June 3 and December 3 of each year (each, an “interest payment date”), commencing on December 3, 2011, to Holders of record at the close of business on May 19 or November 19, as the case may be, immediately preceding the relevant interest payment date. Interest on the 2021 notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or final maturity date is a day that is not a Business Day, the related payment of the principal and interest will be made on the next succeeding Business Day as if it were made on the date the payment was due, and no interest will accrue on the amounts so payable for the next period from and after the interest payment date or the final maturity date, as the case may be, to the next succeeding Business Day.

The Bank will pay the principal of and interest on the notes and any Additional Amounts (as defined below) in U.S. Dollars. Assuming all outstanding Old 2016 Notes are exchanged for New 2016 Notes the aggregate principal amount of New 2016 Notes will be equal to US$520,000,000. Assuming all outstanding Old 2021 Notes are exchanged for New 2021 Notes the aggregate principal amount of New 2021 Notes will be equal to US$1,000,000,000. The Bank may issue additional notes having identical terms and conditions to the notes being issued in this offering (the “Additional Notes”). Any Additional Notes will be part of the same issue as the notes and will be treated as one class with the notes, including for purposes of voting, redemptions and offers to purchase. Pursuant to the Indentures, no Additional Notes may be issued unless the Bank delivers to the Trustee an opinion of counsel to the effect that such Additional Notes will be fungible with, and will constitute a single issue with, the notes for U.S. federal income tax purposes. For purposes of this “Description of the Notes,” references to the New Notes include Additional Notes, if any.

Additional Amounts

All payments made by the Bank under or with respect to the notes will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of any Taxing Authority in any jurisdiction in which the Bank is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made (each a “Relevant Taxing Jurisdiction”), unless the Bank is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Bank is required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the notes, the Bank will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will equal the amount the Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to any Tax that would not have been imposed, payable or due:

(1) but for the existence of any present or former connection between the Holder (or the beneficial owner of, or Person ultimately entitled to obtain an interest in, such notes) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than the mere holding of the notes or enforcement of rights thereunder or the receipt of payments in respect thereof;

(2) but for the failure to satisfy any certification, identification or other reporting requirements whether imposed by statute, treaty, regulation or administrative practice, provided, however, that the Bank has delivered a request to the Holder to comply with such requirements at least 30 days prior to the date by which such compliance is required; or

(3) if the presentation of New Notes (where presentation is required) for payment had occurred within 30 days after the date such payment was due and payable or was duly provided for, whichever is later.

In addition, Additional Amounts will not be payable if the beneficial owner of, or Person ultimately entitled to obtain an interest in, such notes had been the Holder and such beneficial owner would not be entitled to the payment of Additional Amounts by reason of clause (1), (2) or (3) above. In addition, Additional Amounts will not be payable with respect to any Tax which is payable otherwise than by withholding from payments of, or in respect of principal of, or any interest on, the notes.

Whenever in the Indentures or in this “Description of the Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the notes or of principal, interest or of any other amount payable under or with respect to any of the notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Taxes are, were or would be payable in respect thereof. Upon request, the Bank will provide the Trustee with documentation satisfactory to the Trustee evidencing the payment of Additional Amounts.

The Bank will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the notes or any other document or instrument referred to therein, or the receipt of any payments with respect to the notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction other than a jurisdiction in which the Bank is organized or is otherwise resident for tax purposes, the United States of America or any jurisdiction in which a paying agent is located, but not excluding those resulting from, or required to be paid in connection with, the enforcement of the notes or any other such document or instrument following the occurrence of any Event of Default with respect to the notes.

Notices

The Bank will mail any notices to Holders at the addresses appearing in the security register maintained by the Paying Agent. The Bank will consider a notice to be given at the time it is mailed. If the Bank issues notes in certificated form, notices to be given to Holders will be sent by mail to the respective addresses of the Holders as they appear in the Registrar’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular Holder, nor any defect in a notice given to a particular Holder, will affect the sufficiency of any notice given to another Holder.

Ranking of Notes

The notes will at all times constitute our general senior, unsecured and unsubordinated External Liabilities and will rank pari passu, without any preferences among themselves, with all of our other present and future unsecured and unsubordinated External Liabilities (other than External Liabilities preferred by statute or by operation of law).

Optional Redemption

The Bank may, at its option, redeem the notes, in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days’ but not more than 60 days’ written notice, at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points (the “Make-Whole Amount”), plus in each case accrued and unpaid interest to the redemption date on the notes to be redeemed on such date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Bank.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations quoted to an entity selected by us for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if such entity is quoted fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means JP Morgan Securities LLC or its affiliates which are primary U.S. government securities dealers, with respect to the 2016 notes, and any of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Citigroup Global Markets Inc. or their respective affiliates which are primary U.S. government securities dealers, with respect to the 2021 notes, and two other leading primary U.S. government securities dealers in New York City reasonably designated by the Bank; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), the Bank will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an entity selected by the Bank, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker selected by the Bank by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day in New York and Medellín, Colombia preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless the Bank defaults in the payment of the redemption price and accrued interest). On or before the business day immediately preceding the redemption date, the Bank will deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes are to be redeemed, the Trustee shall select the notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed as instructed by the Bank in writing or, if the notes are not then listed on a national securities exchange, on a pro rata basis, by lot or in another fair and reasonable manner chosen at the discretion of the Trustee, subject to the procedures of DTC.

Certain Covenants

The Indentures contain, among others, the following covenants:

Mergers, consolidations, etc.

The Bank will not consolidate with or merge into, or sell, lease, convey or transfer, in one transaction or a series of transactions, all or substantially all of the Bank’s properties and assets to any Person, unless:

(1) the surviving entity, if other than the Bank, is organized and existing under the laws of Colombia or the United States and assumes via supplemental indenture all of the Obligations under the notes and the Indentures;

(2) the Bank, or the surviving entity, as the case may be, is not immediately after such transaction in Default under the notes and the Indentures; and

(3) the Bank or the surviving entity will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each, in form and substance satisfactory to the Trustee, stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the Indentures and that all conditions precedent in the Indentures relating to such transaction have been satisfied and that the Indentures and the notes constitute legal, valid and binding obligations of the continuing person, enforceable in accordance with their terms.

Maintenance of office or agent for service of process

The Bank shall maintain an office or agent for service of process in the Borough of Manhattan, The City of New York, where notices to and demands upon the Bank in respect of the Notes and the Indentures may be served. Initially this agent will be CT Corporation System, and the Bank will agree not to change the designation of such agent without prior notice to the Trustee and designation of a replacement agent in the Borough of Manhattan, The City of New York.

Provision of financial statements and reports

At all times when the Bank is required to file any financial statements or reports with the SEC, the Bank shall use its best efforts to file all required statements or reports in a timely manner in accordance with the rules and regulations of the SEC. In addition, at any time when the Bank is not subject to or is not current in its reporting obligations under Section 13 or Section 15(d) of the Exchange Act or is not included on the SEC’s list of foreign private issuers that claim exemption from the registration requirements of Section 12(g) of the Exchange Act pursuant to Rule 12g3-2(b) thereunder and any notes remain outstanding, the Bank will make available, upon request, to the Trustee, any Holder or any prospective purchaser of the notes, who so requests in writing, substantially the same financial and other information that we would be required to include and file in an annual report on Form 20-F and reports on Form 6-K.

Delivery of such reports, information and documents to the Trustee shall be for informational purposes only and the Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Bank’s compliance with any of the covenants contained in the Indentures (as to which the Trustee will be entitled to conclusively rely upon an Officers’ certificate).

Further actions

The Bank will, at its own cost and expense, satisfy any condition or take any action (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required, as may be necessary or as the Trustee may reasonably request, in accordance with applicable laws and/or regulations, to be taken, fulfilled or done in order to (i) enable the Bank to lawfully enter into, exercise its rights and perform and comply with its obligations under the Indentures and the notes, as the case may be; (ii) ensure that its obligations under the Indentures and the notes are legally binding and enforceable; (iii) make the Indentures and the notes admissible in evidence in the courts of the State of New York and Colombia; (iv) preserve the enforceability of, and maintain the Trustee’s rights under, the Indentures; and (v) respond to any reasonable requests received from the Trustee to enable the Trustee to facilitate the Trustee’s exercise of its rights and performance of its obligations under the Indentures and the notes, including exercising and enforcing its rights under and carrying out the terms, provisions and purposes of the Indentures and the notes.

Events of Default

Each of the following is an “Event of Default”:

(1) failure by the Bank to pay interest on any of the notes when it becomes due and payable and the continuance of any such failure for thirty (30) days;

(2) failure by the Bank to pay the principal on any of the notes when it becomes due and payable, whether at stated maturity or otherwise and the continuance of any such failure for seven (7) days;

(3) the Bank pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case;

(b) consents to the entry of an order for relief against it in an involuntary case;

(c) consents to the appointment of a Custodian of it or for all or substantially all of its assets;

(d) makes a general assignment for the benefit of its creditors;

(e) is subject to any other Intervention Measure or Preventive Measure; or

(4) a court of competent jurisdiction or relevant entity enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Bank as debtor in an involuntary case;

(b) appoints a Custodian of the Bank or a Custodian for all or substantially all of the assets of the Bank; or

(c) orders the liquidation of the Bank, and the order or decree remains unstayed and in effect for sixty (60) days.

If the Bank fails to make payment of principal of or interest or Additional Amounts, if any, on the notes (and, in the case of payment of principal, such failure to pay continues for seven (7) days or, in the case of payment of interest or Additional Amounts, such failure to pay continues for thirty (30) days), each Holder has the right to demand and collect under the Indentures and the Bank will pay to the Holders the applicable amount of such due and payable principal, accrued interest and Additional Amounts, if any, on the notes; provided, however, that to the extent that the SFC has adopted an Intervention Measure in connection with the Bank, under the Bankruptcy Law, the Holders would not be able to commence proceedings to collect amounts owed outside the intervention proceeding.

The Trustee is not to be charged with knowledge of any Default or Event of Default or knowledge of any cure of any Default or Event of Default unless either (i) an authorized officer of the Trustee with direct responsibility for the Indentures has actual knowledge of such Default or Event of Default or (ii) written notice of such Default or Event of Default has been given to the Trustee by the Bank or any Holder.

Consequences of an Event of Default

The Bank will deliver to the Trustee, within 10 business days after obtaining actual knowledge thereof, written notice of any Default or Event of Default that has occurred and is still continuing, its status and what action the Bank is taking or proposing to take in respect thereof. The Indentures provide that the Trustee may withhold notice to the Holders of any Default or Event of Default (except in payment of principal of, or interest or premium (and Additional Amounts), if any, on the notes) if the Trustee in good faith determines that it is in the interest of the Holders.

If an Event of Default (other than an Event of Default described in clauses (3) and (4) above under ‘‘— Events of Default”) shall have occurred and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the notes, by written notice to the Bank (and to the Trustee if notice is given by the Holders), may declare the principal amount of (and interest on) all the notes to be due and payable immediately. If an Event of Default described in clauses (3) and (4) above under “— Events of Default” shall have occurred, the principal of all outstanding notes, the accrued interest and Additional Amounts, if any, shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The notes owned by the Bank or any of its affiliates shall be deemed not to be outstanding for, among other purposes, declaring the acceleration of the maturity of the notes.

If the Bank cures all Defaults or such Defaults have been waived (except the nonpayment of principal of and accrued interest or premium and Additional Amounts on the notes) and certain other conditions are met, such declaration may be rescinded and annulled by the Holders of not less than a majority in aggregate principal amount of the notes.

Subject to the provisions of the Indentures relating to the duties of the Trustee, in case an Event of Default will occur or be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to such provision for indemnification, the Holders of a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the notes; provided that the Trustee shall have the right to decline to follow any such direction if the Trustee shall determine that the action so directed conflicts with any law or the provisions of the Indentures or if the Trustee shall determine that such action would be prejudicial to Holders not taking part in such direction.

No Holder shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indentures, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless:

•	such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the notes;

•	the Holders of not less than 25% in principal amount of the outstanding notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee thereunder;

•	such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the outstanding notes, it being understood and intended that no one or more of such Holders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of the Indentures to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indentures, except in the manner therein provided and for the equal and ratable benefit of all such Holders.

Notwithstanding any other provision of the Indentures, the Holder of any note shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and interest and Additional Amounts, if any, on such note and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

Book-entry and other indirect Holders should consult their bank or brokers for information on how to give notice or direction to or make a request of the Trustee and how to declare or cancel an acceleration of the maturity.

Satisfaction and Discharge

The Indentures will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of notes, which shall survive until all notes have been canceled) as to all outstanding notes when:

(a) either:

(1) all the notes that have been authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Bank and thereafter repaid to the Bank or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2) all notes not delivered to the Trustee for cancellation otherwise have become due and payable and the Bank has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the notes not theretofore delivered to the Trustee for cancellation,

(b) the Bank has paid all sums payable by it under the Indentures,

(c) the Bank has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity, and

(d) the Holders have a valid, perfected, exclusive security interest in this trust.

In addition, the Bank must deliver an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Purchase of Notes

The Bank may at any time purchase notes at any price in the open market, in privately negotiated transactions or otherwise. Notes so purchased by the Bank may be held, resold in accordance with the Securities Act of 1933, as amended, or any exemption therefrom, or surrendered to the Trustee for cancellation.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indentures or the notes may be amended with the consent (which may include consents obtained in connection with a tender offer) of the Holders of at least a majority in aggregate principal amount of the notes then outstanding, and any existing Default or Event of Default under, or compliance with any provision of, the Indentures may be waived (other than any continuing Default or Event of Default in the payment of the principal or interest on the notes) with the consent (which may include consents obtained in connection with a tender offer) of the Holders of a majority in aggregate principal amount of the notes then outstanding; provided, that without the consent of each Holder affected, no amendment or waiver may:

(1) reduce, or change the maturity of, the principal of any note;

(2) reduce the rate of or extend the time for payment of interest on any note;

(3) change the currency or place of payment of principal of or interest on the notes;

(4) modify or change any provision of the Indentures (including the covenants in the Indentures) in a manner that adversely affects the Holders;

(5) reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indentures or the notes;

(6) impair the rights of Holders to receive payments of principal of or interest on the notes; or

(7) make any change in these amendment and waiver provisions.

Notwithstanding the foregoing, the Bank and the Trustee may amend the Indentures or the notes without the consent of any Holder to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of the Bank’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with “Description of the Notes— Certain Covenants — Mergers, consolidations, etc.,” to make any change that does not adversely affect the rights of any Holder or, in the case of the Indentures, to maintain the qualification of the Indentures under the Trust Indenture Act.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Bank will have any liability for any obligations of the Bank under the notes or the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

Concerning the Trustee

The Bank of New York Mellon is the Trustee under the Indentures and has been appointed by the Bank as Registrar, Transfer Agent and Paying Agent with regard to the notes. The Indentures contain certain limitations on the rights of the Trustee, should it become a creditor of the Bank, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indentures), it must eliminate such conflict or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indentures provide that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Unclaimed Amounts

Any money deposited with the Trustee or paying agent or held by the Bank, in trust, for the payment of principal, premium, interest or any Additional Amounts, that remains unclaimed for two (2) years after such amount becomes due and payable shall, upon written request therefore to the Trustee (if held by the Trustee), be paid to the Bank or its requestor or, if held by the Bank, shall be discharged from such trust. The Holder will look only to the Bank for payment thereof, and all liability of the Trustee, paying agent or of the Bank shall thereupon cease. However, the Trustee or paying agent may at the expense of the Bank cause to be published once in a newspaper in each place of payment, or to be mailed to Holders, or both, notice that the money remains unclaimed and any unclaimed balance of such money remaining, after a specified date, will be repaid to the Bank.

No Sinking Fund

The notes will not be entitled to the benefit of a sinking fund.

Governing Law

The Indentures and the notes will be governed by, and construed in accordance with, the laws of the State of New York, except that the authorization and execution of such documentation by the Bank will be governed by the laws of Colombia.

Currency Rate Indemnity

The Bank has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any notes is expressed in a currency other than U.S. dollars, the Bank will indemnify the relevant Holder and the Trustee against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from the Bank’s other obligations under the Indentures, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due under the Indentures or the notes.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indentures. Reference is made to the Indentures for the full definition of all such terms.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.

“asset” means any asset or property.

“Bankruptcy Law” means the provisions of the Financial Statute concerning bankruptcy of financial institutions, the Decree 2555 of 2010, as amended, and any other Colombian law or regulation regulating the insolvency of financial entities from time to time.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the board of directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York or Colombia are authorized or required by law to close.

“Colombian GAAP” means generally accepted accounting principles as prescribed by the SFC for banks licensed to operate in Colombia, consistently applied, as in effect on the Issue Date.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“External Liabilities” means any liabilities to third parties that constitute external debt of the Bank (pasivo externo) under Colombian banking laws and Colombian GAAP whether outstanding on the Issue Date or thereafter created, incurred or assumed. Under Colombian banking laws and Colombian GAAP, “external debt” (pasivo externo) means, in the case of the Bank, any and all liabilities to third parties, as reflected in the financial statements of the Bank from time to time or any and all liabilities to third parties in the event of liquidation.

“Financial Statute” means Decree 663 of 1993, as amended, of the Republic of Colombia.

“Holder” means any registered holder, from time to time, of the notes.

“Indebtedness” means, with respect to any Person, any obligation for the payment or repayment of money borrowed or otherwise evidenced by debentures, notes, bonds, or similar instruments or any other obligation

(including all trade payables and other accounts payable and including payments relating to bank deposits) that would appear or be treated as indebtedness upon a balance sheet if such Person prepared it in accordance with Colombian GAAP as applicable to financial institutions.

“Initial Notes” means the US$520 million aggregate principal amount of notes issued under the 2016 Indenture on January 12, 2011 and the US$1 billion aggregate principal amount of notes issued under the 2021 Indenture on June 3, 2011.

“Interest” means, with respect to the notes, interest on the notes.

“Intervention Measures” means the measures described in Article 114 of the Financial Statute that allow the SFC to take possession of a financial institution.

“Issue Date” means the date on which the Initial Notes are originally issued.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under any Indebtedness.

“Officer” means any of the following of the Bank: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be the employee of or counsel to the Bank, any subsidiary of the Bank or the Trustee.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Preventive Measures” means the measures described in Article 113 of the Financial Statute, as amended from time to time, that the SFC can take with respect to a financial institution prior to and in order to avoid having to take an Intervention Measure.

“principal” means, with respect to the notes, the principal of, and premium, if any, on the notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SFC” means the Finance Superintendencey of Colombia.

“Tax” shall mean any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

“Taxing Authority” shall mean any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa77bbbb).

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to New Notes for so long as they remain issued in global — i.e., book-entry — form. First, we describe the difference between legal ownership and indirect ownership of New Notes. Then, we describe special provisions that apply to New Notes.

Who is the Legal Owner of a Registered Security?

The New Notes will be evidenced by one or more global securities, each registered in the name of a nominee for, and deposited with, DTC, or its nominee. We refer to those who, indirectly through others, own beneficial interests in New Notes that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in New Notes issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

Since we will initially issue the New Notes in book-entry form only, they will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the New Notes on behalf of themselves or their customers.

Under the Indentures, only the persons in whose name New Notes are registered are recognized as the holders of those New Notes represented thereby. Consequently, for so long as the New Notes are issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the New Notes, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the New Notes.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the New Notes are issued in global form, investors will be indirect owners, and not holders, of the New Notes.

Street Name Owners

If we terminate an existing global security, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For New Notes held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the New Notes are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property, to them.

These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold New Notes in street name will be indirect owners, not holders, of those New Notes.

Legal Holders

Our obligations, as well as the obligations of the Trustee under the Indentures and the obligations, if any, of any third parties employed by us or any agents of theirs, run only to the holders of the New Notes. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a New Note or has no choice because we are issuing the New Notes only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — for example, to amend the Indentures or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the Indentures — we would seek the approval only from the holders, and not the indirect owners, of the New Notes. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean all acquirers of the New Notes being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your New Notes” in this prospectus, we mean the New Notes in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold New Notes through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles New Notes payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	how it would exercise rights under the New Notes if there were an Event of Default or other event triggering the need for holders to act to protect their interests; and

•	if the New Notes are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What is a Global Security?

We will issue the New Notes in book-entry form. This means that the New Notes will be represented by one or more global securities deposited on behalf of DTC as “depositary” for the New Notes, and registered in the name of Cede & Co., as DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. DTC will hold global securities on behalf of other financial institutions that participate in the book-entry system of DTC (the “DTC participants”). These DTC participants, in turn, hold beneficial interests in global securities on behalf of themselves or their customers. Investors will not own global securities issued in global form directly. Instead, they will own beneficial interests in a global security through a bank, broker or other financial institution that is itself a DTC participant or holds an interest through a DTC participant.

An investor will be an indirect holder and must look to its bank or broker for payments on the New Notes and protection of its legal rights relating to the New Notes. DTC has advised us that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more DTC participants whose accounts are credited with DTC interests in a global security.

The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Consequently, you will not have the ability to transfer beneficial interests in the global securities to these persons.

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the New Notes must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

The depositary may require that those who purchase and sell interests in a global security within its book entry system use immediately available funds, and your bank, broker or other financial institution may require you to do so as well.

Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the New Notes, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear Bank S.A./N.V., as operator of the Euroclear system, referred to as Euroclear, and Clearstream Banking, société anonyme, Luxembourg, known as Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg, as applicable, may require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

The New Notes will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Special Situations When a Global Security Will Be Terminated.” If termination occurs, the New Notes will no longer be held through any book-entry clearing system.

Special Situations When a Global Security Will Be Terminated

In a few special situations, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the New Notes it represented. The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer permitted under applicable law to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days; or

•	if an Event of Default has occurred and is continuing with regard to the New Notes and the Registrar has received a request from DTC.

In any such instance, an owner of a beneficial interest in the global security of the New Notes will be entitled to physical delivery in definitive form of the New Notes represented by the global security equal in principal amount to that beneficial interest and to have those New Notes registered in its name. New Notes so issued in definitive form will be issued as registered New Notes in denominations of $100,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified by us. Definitive New Notes can be transferred by presentation for registration to the registrar at its New York offices and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the Trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive New Notes.

After that exchange, the choice of whether to hold the New Notes directly or in street name will be up to the investor. Investors must consult their own banks, brokers or other financial institutions to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Who is the Legal Owner of a Registered Security?”

If a global security is terminated, only the depositary, and not us, is responsible for deciding the names of the institutions in whose names the New Notes represented by the global security will be registered and, therefore, who will be the holders of those New Notes.

Considerations Relating to DTC

DTC has informed us as follows:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Indirect access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Acquisitions of New Notes within the DTC system must be made by or through DTC participants, which will receive a credit for the New Notes on DTC’s records. The ownership interest of each actual acquirer of New Notes is in turn to be recorded on the direct and indirect participants’ records, including Euroclear and Clearstream, Luxembourg. Beneficial owners will not receive written confirmation from DTC of their acquisition, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct participant or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the New Notes are to be accomplished by entries made on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the New Notes, except in the limited circumstances described in “What is a Global Security — Special Situations When a Global Security Will Be Terminated” in which a global security of the New Note will become exchangeable for New Note certificates registered in the manner described therein.

To facilitate subsequent transfers, all New Notes deposited by DTC participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the New Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC will not have knowledge of the actual beneficial owners of the New Notes; DTC’s records reflect only the identity of the DTC participants to whose accounts such New Notes are credited, which may or may not be the beneficial owners. The DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

Redemption notices will be sent to DTC. If less than all of the New Notes are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the New Notes unless authorized by a DTC participant in accordance with DTC’s money market instruments procedures. Under its usual procedures, DTC would mail an omnibus proxy to the Trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such New Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments on the New Notes will be made by the Trustee to DTC. DTC’s usual practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the Trustee (or any registrar or paying agent), on the relevant payable date in accordance with their respective holdings shown on DTC’s records. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such DTC participants and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Trustee, disbursement of those payments to DTC participants will be the responsibility of DTC, and disbursements of such payments to the beneficial owners are the responsibility of direct and indirect participants. Neither we nor the Trustee (or any registrar or paying agent) will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities of the New Notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

DTC may discontinue providing its services as securities depositary with respect to the New Notes at any time by giving reasonable notice to us.

Global Clearance and Settlement Procedures

As long as DTC is the depositary for the global securities, you may hold an interest in a global security through any organization that participates, directly or indirectly, in the DTC system. Those organizations include Euroclear and Clearstream, Luxembourg. If you are a participant in either of those systems, you may hold your interest directly in that system. If you are not a participant, you may hold your interest indirectly through organizations that are participants in that system. If you hold your interest indirectly, you should note that DTC, Euroclear and Clearstream, Luxembourg will have no record of you or your relationship with the direct participant in their systems.

Euroclear and Clearstream, Luxembourg are securities clearance systems in Europe, and they participate indirectly in DTC. Euroclear and Clearstream, Luxembourg will hold interests in the global securities on behalf of the participants in their systems, through securities accounts they maintain in their own names for their customers on their own books or on the books of their depositaries. Those depositaries, in turn, are participants in DTC and hold those interests in securities accounts they maintain in their own names on the books of DTC. Clearstream, Luxembourg and Euroclear clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

If you hold an interest in a global security through Clearstream, Luxembourg or Euroclear, that system will credit the payments we make on your New Note to the account of your Clearstream, Luxembourg or Euroclear participant in accordance with that system’s rules and procedures. The participant’s account will be credited only to the extent that the system’s depositary receives these payments through the DTC system. Payments, notices and other communications or deliveries relating to the New Notes, if made through Clearstream, Luxembourg or Euroclear, must comply not only with the rules and procedures of those systems, but also with the rules and procedures of DTC, except as described below.

Trading in the New Notes between Clearstream, Luxembourg participants or between Euroclear participants will be governed only by the rules and procedures of that system. We understand that, at present, those systems’ rules and procedures applicable to trades in conventional eurobonds will apply to trades in the New Notes, with settlement in immediately available funds.

Cross-market transfers of the New Notes — meaning transfers between investors who hold or will hold their interests through Clearstream, Luxembourg or Euroclear, on the one hand, and investors who hold or will hold their interests through DTC but not through Clearstream, Luxembourg or Euroclear, on the other hand — will be governed by DTC’s rules and procedures in addition to those of Clearstream, Luxembourg or Euroclear. If you hold your New Note through Clearstream, Luxembourg or Euroclear and you wish to complete a cross-market transfer, you will need to deliver transfer instructions and payment, if applicable, to Clearstream, Luxembourg or Euroclear, through your participant, and that system in turn will need to deliver them to DTC, through that system’s depositary.

Because of time-zone differences between the United States and Europe, any New Notes you purchase through Clearstream, Luxembourg or Euroclear in a cross-market transfer will not be credited to your account at your Clearstream, Luxembourg or Euroclear participant until the business day immediately after the DTC settlement date. For the same reason, if you sell the New Notes through Clearstream, Luxembourg or Euroclear in a cross-market transfer, your cash proceeds will be received by the depositary for that system on the DTC settlement date but will not be credited to your participant’s account until the business day following the DTC settlement date. In this context, “business day” means a business day for Clearstream, Luxembourg or Euroclear.

The description of the clearing and settlement systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as currently in effect. Those systems could change their rules and procedures at any time. We have no control over those systems and we take no responsibility for their activities.

CERTAIN COLOMBIAN INCOME TAX CONSIDERATIONS

The following summary contains a description of the principal Colombian income tax considerations in connection with the purchase, ownership and sale of the notes, but does not purport to be a comprehensive description of all Colombian tax considerations that may be relevant to a decision to purchase the notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than those of Colombia.

This summary is based on the tax laws of Colombia as in effect on the date of this offering memorandum, as well as regulations, rulings and decisions in Colombia available on or before such date and now in effect. All of the foregoing is subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of the notes should consult their own tax advisors as to Colombian tax consequences of the purchase, ownership and sale of the notes, including, in particular, the application of the tax considerations discussed below to their particular situations, as well as the application of state, local, foreign or other tax laws.

Numeral 3 of Article 25 of the Estatuto Tributario as modified by Article 43 of Law 1430 of 2010 (“Colombian Tax Code”) provides that loans obtained abroad by Colombian finance corporations or banks do not generate taxable income in Colombia and will not be considered to be “possessed” in Colombia.

As a result, under current Colombian law, payments of principal and interest on the notes to Holders of the notes who are not resident or domiciled in Colombia are not subject to Colombian income tax, and no income tax will be withheld from payments by us to Holders of the notes not resident or domiciled in Colombia.

In addition, and given that the notes will be deemed to be a loan possessed abroad, gains realized on the sale or other disposition of the notes will not be subject to Colombian income tax or withholdings as long as the Holder of the notes is not a Colombian resident for tax purposes or is not domiciled in Colombia as per Numeral 3 of Article 266 of the Colombian Tax Code.

UNITED STATES TAXATION

This section describes the material United States federal income tax consequences of owning the notes we are offering. It applies to you only if you hold Old Notes and New Notes as capital assets for tax purposes and acquire New Notes by exchanging pursuant to the exchange offer the Old Notes that you acquired. For the purposes of this section, “United States Taxation,” the New Notes and the Old Notes are hereinafter referred to as the notes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

PLEASE CONSULT YOUR OWN TAX ADVISOR CONCERNING THE CONSEQUENCES OF OWNING THESE NOTES IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

Treatment of the Exchange

In the opinion of our tax counsel, Sullivan & Cromwell LLP, the exchange of the Old Notes for New Notes should not be a taxable event for United States federal income tax purposes. Your basis and holding period in the New Notes will equal your basis and holding period in the Old Notes exchanged for them.

United States holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “— United States alien holders” below.

Payments of interest

You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. The rules governing foreign tax credits are complex and you should consult your tax advisor regarding the availability of the foreign tax credit in your situation. Interest and any Additional Amounts paid by the Bank on the notes is income from sources outside the United States subject to the rules regarding the foreign tax credit allowable to a United States holder and will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit.

Purchase, sale and retirement of the notes

Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your note. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year.

You will recognize capital gain or loss when you sell or retire your note, except to the extent attributable to accrued but unpaid interest (which will be treated as payments of interest). Capital gain of a noncorporate United States holder is generally taxed at preferential rates, where property is held for greater than one year.

Medicare tax

For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) the United States holder’s “net investment income” for the relevant taxable year and (ii) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Information with respect to foreign financial assets

Under recently enacted legislation, individuals that own “specified foreign financial assets,” including debt of foreign issuers with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in foreign entities. United States holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

United States alien holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of a note and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note, interest on a note paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you both

1. have an office or other fixed place of business in the United States to which the interest is attributable and

2. derive the interest in the active conduct of a banking, financing or similar business within the United States.

Purchase, sale, retirement and other disposition of the notes

If you are a United States alien holder of a note, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a note unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the United States federal estate tax, the notes will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Backup withholding and information reporting

If you are a non-corporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on a note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a note effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a non-corporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest made to you outside the United States by the Bank or another non-United States payor and

•	other payments of principal and interest and the payment of the proceeds from the sale of a note effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

1. the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

a. an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

b. other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

2. you otherwise establish an exemption.

Payment of the proceeds from the sale of a note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a note that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a note effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

1. one or more of its partners are “United States persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

2. such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

PLAN OF DISTRIBUTION

The following requirements apply only to broker-dealers. If you are not a broker-dealer as defined in Section 3(a)(4) and Section 3(a)(5) of the Exchange Act, these requirements do not affect you.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer and so notifies us, or causes us to be so notified in writing, we have agreed that for a period of 180 days after the date of this prospectus, we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer (other than commissions and concessions of any broker-dealers), subject to certain prescribed limitations, and will indemnify the holders of the outstanding notes against certain liabilities, including certain liabilities that may arise under the Securities Act.

By its acceptance of the exchange offer, any broker-dealer that receives New Notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of New Notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus in order to make the statements therein not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until we have notified such broker-dealer that delivery of the prospectus may resume and has furnished copies of any amendment or supplement to the prospectus to such broker-dealer.

VALIDITY OF THE NEW NOTES

The validity of the New Notes being offered hereby are being passed upon for us by Sullivan & Cromwell LLP, New York, New York and Washington, D.C., our special U.S. counsel, as to matters of New York law and by Gómez-Pinzón Zuleta Abogados S.A., our special Colombian counsel, as to matters of Colombian law.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this prospectus by reference to Bancolombia’s Annual Report on Form 20-F filed on April 28, 2011, have been so incorporated in reliance upon the report of PricewaterhouseCoopers Ltda., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Bancolombia S.A.

Offer to Exchange

US$520,000,000           4.250% Senior Notes Due 2016

US$1,000,000,000          5.950% Senior Notes Due 2021

For Any and All Outstanding

US$520,000,000           4.250% Senior Notes Due 2016

US$1,000,000,000          5.950% Senior Notes Due 2021

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Under Colombian law, when an officer or director of a corporation acts within the scope of this authority, the corporation will answer for any resulting liabilities or expenses.

Item 21.	Exhibits and Financial Statement Schedules

See Exhibits Index which is incorporated herein by reference.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unexchanged at the termination of the offering.

4. To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned

Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Bancolombia S.A. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Medellín, Republic of Colombia, on June 24, 2011.

Bancolombia S.A.

By:	/s/ Mauricio Rosillo Rojas
Name:     Mauricio Rosillo Rojas
Title:   General Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints Mauricio Rosillo Rojas as his true and lawful attorney-in-fact and agent, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any such subsequent registration statement and reports on Form 6-K relating thereto and any registration statement filed pursuant to Rule 426(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities set forth below on June 24, 2011.

Name	Title	Date

/s/ Carlos Raul Yepes Jimenez (Carlos Raul Yepes Jimenez)	President (Chief Executive Officer)	June 24, 2011

/s/ Jaime Alberto Velásquez Botero (Jaime Alberto Velásquez Botero)	Vice President of Finance (Chief Financial Officer)	June 24, 2011

/s/ Jorge Humberto Hernandez (Jorge Humberto Hernandez)	Director of Accounting (Chief Accounting Officer)	June 24, 2011

/s/ David Emilio Bonjanini García (David Emilio Bonjanini García)	Chairman of the Board of Directors	June 24, 2011

/s/ Carlos Enrique Piedrahita Arocha (Carlos Enrique Piedrahita Arocha)	Director	June 24, 2011

/s/ José Alberto Vélez Cadavid (José Alberto Vélez Cadavid)	Director	June 24, 2011

Name	Title	Date

/s/ Gonzalo Alberto Pérez Rojas (Gonzalo Alberto Pérez Rojas)	Director	June 24, 2011

/s/ Ricardo Sierra Moreno (Ricardo Sierra Moreno)	Director	June 24, 2011

/s/ Alejandro Gaviria Uribe (Alejandro Gaviria Uribe)	Director	June 24, 2011

/s/ Rafael Martinez Villegas (Rafael Martinez Villegas)	Director	June 24, 2011

/s/ Donald J. Puglisi (Donald J. Puglisi)	Authorized Representative in the United States	June 24, 2011

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF BANCOLOMBIA S.A.

Pursuant to the requirements of the Securities Act of 1933, the authorized representative, solely in its capacity as the duly authorized representative of Bancolombia S.A. in the United States, has duly caused this registration statement to be signed on its behalf by the undersigned in The City of Newark, State of Delaware, on June 24, 2011.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:     Donald J. Puglisi

Title:	Managing Director

TABLE OF EXHIBITS

Exhibit
Number	Description	Location

3.1	English translation of corporate by-laws (estatutos sociales) of the registrant, as amended on March 1, 2011.	Incorporated by reference to Exhibit 1 to Bancolombia’s Form 20-F for the year ended December 31, 2010 filed on April 28, 2011, (File No. 011-32535)
4.1	Indenture dated as of January 12, 2011, between Bancolombia S.A. and The Bank of New York Mellon.	Filed herewith
4.2	Indenture dated as of June 3, 2011, between Bancolombia S.A. and The Bank of New York Mellon.	Filed herewith
4.3	Registration Rights Agreement dated as of January 12, 2011, between Bancolombia S.A. and J.P. Morgan Securities LLC.	Filed herewith
4.4	Registration Rights Agreement dated as of June 3, 2011, between Bancolombia S.A. and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner, & Smith Incorporated, and Citigroup Global Markets Inc.	Filed herewith
5.1	Validity Opinion of Gómez-Pinzón Zuleta Abogados S.A. as to the validity of the New York law-governed debt securities (Colombian law).	Filed herewith
5.2	Validity Opinion of Sullivan & Cromwell LLP.	Filed herewith
8.1	Tax Opinion of Gómez-Pinzón Zuleta Abogados S.A. (Colombian law).	Filed herewith
8.2	Tax Opinion of Sullivan & Cromwell LLP.	Filed herewith
12.1	Statement regarding computation of ratios of earnings to fixed charges.	Filed herewith
23.1	Consent of Pricewaterhouse Coopers.	Filed herewith
23.2	Consent of Gómez-Pinzón Zuleta Abogados S.A. (included in Exhibit 5.1 and 8.1).	Filed herewith
23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.2 and 8.2).	Filed herewith
24.1	Power of Attorney.	(included on signature page)
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon, as Trustee.	Filed herewith
99.1	Letter of Transmittal.	Filed herewith
99.2	Form of Notice of Guaranteed Delivery.	Filed herewith
99.3	Form of Letter to DTC Participants.	Filed herewith
99.4	Form of Letter to Clients.	Filed herewith
99.5	Form of Instructions to DTC Participant from Beneficial Owner.	Filed herewith
99.6	Form of Exchange Agent Agreement.	To be filed by amendment